EXHIBIT 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—October 26, 2021—Citizens Holding Company (the “Company”) (NASDAQ:CIZN) announced today results of operations for the three and nine months ended September 30, 2021.

(in thousands, except share and per share data)

Net income for the three months ended September 30, 2021 was $1,880, or $0.34 per share-basic and diluted, a decrease of $203, or (9.75%) from net income of $2,083, or $0.37 per share-basic and diluted for the same quarter in 2020.

Net income for the nine months ended September 30, 2021 was $5,684, or $1.02 per share-basic and diluted, an increase of $979, or 20.81% from net income of $4,705, or $0.84 per share-basic and diluted for the same period in 2020.

Third Quarter Highlights

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Total revenues, or interest and noninterest income, for the three months ended September 30, 2021 totaled $13,056, an increase of $251 or 1.96%, compared to the three months ended June 30, 2021, and a decrease of $160, or (1.21%), compared to the same quarter in 2020. Total revenue increased year-over-year by $269, or 0.71% to $38,172 from $37,903. The increase in revenue primarily reflects the gains from the sale of investments to lower the Company’s prepayment risk within the mortgage-backed securities portfolio.

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Total non-performing assets decreased $1,780, or (20.11%), to $7,071 at September 30, 2021, compared to $8,851 at June 30, 2021, and decreased $7,000, or (49.75%), compared to $14,071 at September 30, 2020.

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Overall cost of funds continues to decrease as management remains focused on repricing interest-bearing deposits. Cost of funds for the quarter was 50 basis points (“bps”) down 17 bps from the same quarter in 2020. The cost of funds for the nine months ended September 30, 2021 was 51 bps, a decrease of 30 bps compared to the same period in 2020. Year-over-year interest expense is down $1,846, or (31.97%) as a result of management’s repricing and/or reducing higher cost interest-bearing deposits.

Net Interest Income

Net interest income for the three months ended September 30, 2021 was $8,602, an increase of $108, or 1.27% compared to $8,494 for the three months ended June 30, 2021, and a decrease of $304, or (3.41%), compared to $8,906 for the three months ended September 30, 2020. The net interest margin (“NIM”) was 2.74% for the current quarter, an increase of 17 bps from the linked quarter NIM of 2.57%. Year-over-year the NIM decreased 7 bps from 2.81%.

Net interest income for the nine months ended September 30, 2021 increased $88, or 0.36% to $24,729 from $24,641 for the same period in 2020. The year-to-date NIM was 2.53% as of September 30, 2021 compared to 2.45% at June 30, 2021 and 2.76% for the same period in 2020.

The linked quarter increase in NIM is a result of management strategically reallocating the securities portfolio into securities that are less likely to prepay, such as higher yielding municipal investments. As low interest rates continued to decrease the yield on loans and the securities portfolio coupled with negative loan growth; the lower costs on interest-bearing deposits offsets the margin compression.

Credit Quality

The provision for loan losses for the three months ended September 30, 2021 was $968. The provision was primarily driven by one relationship. The provision was partially offset by the decline in qualitative reserves along with the decline in loan balance for the quarter. While the overall economy continues to improve, as evidence by the steady decline in the unemployment rate, the recovery has slowed due to the surge of the COVID-19 Delta variant in the third quarter.

As stated in the highlights, the Company’s non-performing assets decreased by $1,780, or (20.11%), to $7,071 at September 30, 2021 compared to $8,851 at June 30, 2021 and decreased $7,000 or (49.75%), from $14,071 at September 30, 2020. The decrease reflects the foreclosure and charge-off of one non-accrual impaired loan that was already adequately reserved for in the allowance in the second quarter of 2021. This addition to other real estate owned (“OREO”) was subsequently offset with the sale of $1,459 of OREO properties during the three months ended September 30, 2021.

Net charge-offs total $1 in the third quarter. Year-to-date net charge-offs totaled $704, or 0.11% of average loans at September 30, 2021 compared to 0.07% at September 30, 2020.

Noninterest Income

Noninterest income increased for the three months ended September 30, 2021, by $305, or 10.20% compared to the three months ended June 30, 2021 and increased by $657 or 24.91% compared to the same period in 2020.

Noninterest income increased by $2,027, or 27.07%, for the nine months ended September 30, 2021 when compared to the same period in 2020.

The increase in noninterest income year-over-year was primarily due to the following factors:

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Increase in mortgage loan origination income due to a prolong environment of low long-term mortgage rates and increased home sales. Mortgage loan origination income increased $129, or 14.49% for the nine months ended September 30, 2021 compared to the same period in 2020;

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Increase in gains from the sale of investment securities to lower the Company’s prepayment risk within the Company’s mortgage-backed securities portfolio. Income from security sales increased $675, or 96.02% for the nine months ended September 30, 2021 compared to the same period in 2020;

•	Interchange fees, which is included in Other Service Charges and Fees in the Financial Highlights below, increased $488 or 21.07%, at September 30, 2021 compared to the same period in 2020.

Noninterest Expense

Noninterest expense decreased for the three months ended September 30, 2021 by $241, or (2.68%) compared to the three months ended June 30, 2021 and increased by $88 or 1.02% compared to the same period in 2020.

Noninterest expense increased by $1,127, or 4.50%, for the nine months ended September 30, 2021 when compared to the same period in 2020.

The increase in noninterest expense is mainly attributable to an increase in regulatory related expenses, the write-down of other real estate owned, and the continued investment in customer facing and internal technology.

Dividends

The Company paid aggregate cash dividends in the amount of $4,027, or $0.72 per share, during the nine-month period ended September 30, 2021 compared to $4,022, or $0.72 per share, for the same period in 2020.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-four banking locations in fourteen counties in East Central and South Mississippi and a Loan Production Office in Oxford, Mississippi to offer loan services to north Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its affiliate, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet banking services are available at the Bank’s website, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) the impact of COVID-19 on our business, including the impact of the actions taken by governmental authorities to try and contain the virus or address the impact of the virus on the United States economy (including, without limitation, the CARES Act), and the resulting effect of all of such items on our operations, liquidity and capital position, and on the financial condition of our borrowers and other customers; our ability to mitigate our risk exposures; (c) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (d) increased competition from other financial institutions; (e) the impact of technological advances; (f) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (g) changes in asset quality and loan demand; (h) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (i) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
INTEREST INCOME
Loans, including fees	$7,666	$7,917	$7,805	$23,714	$22,917
Investment securities	2,075	1,889	2,766	4,897	7,227
Other interest	21	10	8	46	271

	9,762	9,816	10,579	28,657	30,415
INTEREST EXPENSE
Deposits	951	1,186	1,506	3,403	5,087
Other borrowed funds	209	136	167	525	687

	1,160	1,322	1,673	3,928	5,774
NET INTEREST INCOME	8,602	8,494	8,906	24,729	24,641
PROVISION FOR LOAN LOSSES	968	232	247	1,287	1,183

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,634	8,262	8,659	23,442	23,458
NONINTEREST INCOME
Service charges on deposit accounts	952	768	771	2,534	2,488
Other service charges and fees	1,135	1,091	1,031	3,201	2,675
Other noninterest income	1,207	1,130	835	3,780	2,325

	3,294	2,989	2,637	9,515	7,488
NONINTEREST EXPENSE
Salaries and employee benefits	4,716	4,585	4,389	13,869	13,131
Occupancy expense	1,740	1,791	1,861	5,348	5,556
Other noninterest expense	2,285	2,606	2,403	6,974	6,377

	8,741	8,982	8,653	26,191	25,064
NET INCOME BEFORE TAXES	2,187	2,269	2,643	6,766	5,882
INCOME TAX EXPENSE	307	362	560	1,082	1,177

NET INCOME	$1,880	$1,907	$2,083	$5,684	$4,705

Earnings per share - basic	$0.34	$0.34	$0.37	$1.02	$0.84

Earnings per share - diluted	$0.34	$0.34	$0.37	$1.02	$0.84

Dividends paid	$0.24	$0.24	$0.24	$0.72	$0.72

Average shares outstanding - basic	5,587,070	5,584,441	5,578,281	5,583,491	5,574,060
Average shares outstanding - diluted	5,587,070	5,584,681	5,580,728	5,583,735	5,576,884

	For the Period Ended,
	September 30, 2021	June 30, 2021	September 30, 2020
Period End Balance Sheet Data:
Total assets	$1,355,919	$1,338,134	$1,374,217
Total earning assets	1,261,230	1,243,973	1,284,602
Loans, net of unearned income	611,027	634,042	655,634
Allowance for loan losses	5,318	4,351	4,494
Total deposits	1,113,979	1,127,362	1,049,157
Securities sold under agreement to repurchase	103,061	67,286	176,978
Short-term borrowings	18,000	18,000	15,000
Shareholders’ equity	107,382	109,574	117,498
Book value per share	19.22	19.62	21.03
Period End Average Balance Sheet Data:
Total assets	1,433,229	1,479,315	1,308,298
Total earning assets	1,332,451	1,375,100	1,215,916
Loans, net of unearned income	639,248	647,170	613,674
Total deposits	1,154,366	1,169,554	995,403
Securities sold under agreement to repurchase	136,579	168,332	175,267
Short-term borrowings	14,617	13,721	6,168
Shareholders’ equity	113,247	112,912	117,539
Period End Non-performing Assets:
Non-accrual loans	4,033	4,365	10,412
Loans 90+ days past due and accruing	16	5	246
Other real estate owned	3,022	4,481	3,413

	Quarter Ended
	September 30, 2021	June 30, 2021	September 30, 2020
Year to Date Net charge-offs as a percentage of average net loans	0.11%	0.11%	0.07%
Year to Date Performance Ratios:
Return on average assets(1)	0.56%	0.51%	0.50%
Return on average equity(1)	6.60%	6.74%	5.40%
Year to Date Net Interest
Margin (tax equivalent)(1)	2.53%	2.45%	2.76%

(1) Annualized

Contact:

Citizens Holding Company, Philadelphia

Phillip R. Branch, 601/656-4692

Phillip.branch@thecitizensbank.bank